UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

CTO Realty Growth, Inc.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)

	1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida (Address of principal executive offices)	32114 (Zip Code)

Registrant’s telephone number, including area code: (386) 274-2202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
COMMON STOCK, $1.00 PAR VALUE PER SHARE	CTO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2020, CTO Realty Growth, Inc., a Florida corporation (the “Company”), and certain subsidiaries of the Company entered into a Fifth Amendment to the Second Amended and Restated Credit Agreement and Consent (the “Fifth Amendment”), which further amends that certain Second Amended and Restated Credit Agreement, dated as of September 7, 2017, by and among the Company, and certain subsidiaries of the Company that are parties thereto, as guarantors, and Bank of Montreal, as administrative agent and lender, Truist Bank and Well Fargo Bank, National Association, as Co-Syndication Agents and lenders, and the other lenders party thereto (as amended, the “Credit Agreement”).

The Credit Agreement, as amended by the Fifth Amendment, provides that, among other things, (i) the Company must comply with certain adjusted additional financial maintenance requirements, including (x) a new restricted payments covenant which limits the type and amount of cash distributions that may be made by the Company and (y) an adjusted fix charges ratio, which now excludes certain onetime expenses for purposes of calculation and (ii) the Company must, from and after the date that the Borrower elects to qualify as a REIT (as defined below), maintain its status as a REIT. In addition to the amendments discussed above, the lenders, pursuant to the Fifth Amendment, consented to the Merger (as defined below) and waived compliance with certain covenants contained in the Credit Agreement, which may otherwise be breached by consummating the Merger.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fifth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 9, 2020, the Company held a special meeting of shareholders (virtual format) at which the Company’s shareholders voted on two proposals related to the Company’s previously announced plan for the Company to elect to be subject to tax as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the Company’s taxable year ending December 31, 2020.

The first proposal (the “Merger Proposal”) sought shareholder approval to a proposed merger pursuant to which the surviving entity will be a corporation organized in the state of Maryland whose charter will include certain standard REIT ownership limitations and transfer restrictions applicable to its capital stock. On September 3, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CTO NEWCO REIT, Inc., a Maryland corporation and a direct, wholly owned subsidiary of the Company (“NEWCO”). Pursuant to the Merger Agreement, the Company will merge with and into NEWCO, with NEWCO continuing as the surviving corporation (the “Merger”). As a result of the Merger, NEWCO will replace CTO as the publicly held corporation through which the Company’s operations are conducted, and promptly following the Merger, NEWCO will be renamed “CTO Realty Growth, Inc.”

The second proposal (the “Adjournment Proposal”) sought shareholder approval for the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Proposal.

The proposals below are described in detail in the Company’s definitive proxy statement dated October 19, 2020. The voting results for each proposal were as follows:

Proposal 1 – Merger Proposal

Vote Type	Voted	Voted (%)	% of Outstanding
For	3,634,535	99.42	77.05
Against	6,430	0.18	0.14
Abstain	14,684	0.4	0.31
Non-Votes	0	0	0
Uncast	0	0	0

Proposal 2 – Adjournment Proposal

Vote Type	Voted	Voted (%)	% of Outstanding
For	3,461,036	94.68	73.38
Against	179,828	4.92	3.81
Abstain	14,785	0.4	0.31
Non-Votes	0	0	0
Uncast	0	0	0

Item 8.01. Other Events.

On November 10, 2020, the Company announced that its Board of Directors declared a special distribution on its shares of common stock in an aggregate amount of $55.8 million (approximately $11.83 per share based on the approximate number of shares outstanding as of November 6, 2020) (the “Special Distribution”). The Company expects that the Special Distribution will be paid on December 21, 2020 to shareholders of record as of the close of business on November 19, 2020 (the “Record Date”). The Special Distribution is being made in connection with the Company’s conversion to a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2020. The Special Distribution is intended to ensure that the Company has distributed all of its previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019, as required in connection with the Company’s election to be taxable as a REIT.

The Company will pay the Special Distribution in a combination of cash and Company common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to the maximum cash amount described below. The amount of cash to be distributed will be limited to an aggregate of $5.58 million (the “Maximum Cash Amount”) (excluding any cash paid in lieu of issuing fractional shares), with the remainder of the Special Distribution to be paid in shares of the Company’s common stock. Shareholders will have the right to elect, on or prior to December 7, 2020 (the “Election Deadline”), to be paid the Special Distribution all in common stock (a “Share Election”) or all in cash (a “Cash Election”), subject to the Company not exceeding the Maximum Cash Amount. Election forms will be mailed to all shareholders promptly after the Record Date and must be properly completed and returned on or before the Election Deadline to be effective.

The actual amount of cash that will be paid to shareholders who make the Cash Election will depend on whether the aggregate amount of all Cash Elections exceeds the Maximum Cash Amount. If the aggregate amount of Cash Elections exceeds the Maximum Cash Amount, the payment of cash will be made on a pro rata basis to shareholders making the Cash Election in an aggregate amount equal to the Maximum Cash Amount, with the balance paid in shares. Shareholders who make a Share Election will receive all shares. The number of shares of common stock to be distributed will be determined based on the volume weighted average price of the common stock during the three trading days immediately following the Election Deadline. For shareholders receiving shares, cash will be paid in lieu of fractional shares so that shareholders receive a whole number of shares of common stock. Shareholders who fail to timely return a properly completed election form, or who fail to timely make an election through the internet via the website to be provided in the accompanying materials explaining the election process, before the Election Deadline will be treated as having made a Share Election.

Promptly after the Record Date, the Company’s election and disbursing agent, Computershare Trust Company, N.A., will distribute election materials to shareholders of record as of the Record Date, including an election form and information regarding the Special Distribution.

Generally, CTO expects that a substantial majority of the Special Distribution will be taxable as a dividend to its shareholders, whether paid in common stock, cash or a combination of cash and common stock. Additional information about the Special Distribution, including material U.S. federal tax consequences, will be provided in the accompanying materials that will be mailed to shareholders promptly after the Record Date.

On November 10, 2020, the Company issued a press release announcing the Special Distribution. A copy of the press release is furnished herewith as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of November 12. 2020
99.2	Press release issued by CTO Realty Growth, Inc. on November 10, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTO Realty Growth, Inc.
(Registrant)

Date: November 13, 2020	By:	/s/ Matthew M. Partridge
Matthew M. Partridge
Senior Vice President and Chief Financial Officer

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